UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 10, 2015
PEER TO PEER NETWORK
(Exact name of registrant as specified in its charter)
Nevada	001-33968	45-4928294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2360 Corporate Circle, Suite 400, Henderson, NV		89074-772
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code		(702) 608-7360
n/a
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
 ☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

PFN Asset Sale

On September 11, 2015, the registrant Peer to Peer Network ("Company") sold all of its assets for the psychic services business Psychic Friends Network to Marc and Michael Lasky for $17,000. The purchase price was paid as an offset against accrued compensation owed the Lasky's by the Company. The Company publicly solicited offers for the business and this was the highest offer received. A copy of the asset sale agreement is attached hereto as exhibit 10.1.

C2A Mobicard Asset Transfer

On September 11, 2015, the Company acquired the assets of a cloud based SaaS mobile business card technology platform known as C2A Mobicard from Code2Action, Inc. pursuant to the terms of the license agreement and related convertible promissory note between the Company and Code2Action dated May 29, 2015. As a result of the transfer, Code2Action has the right, in its discretion, to convert the convertible promissory note into 90% of the issued and outstanding capital stock of the Company, on a fully diluted bases, and on a post-conversion basis calculated at time of conversion. A copy of the asset transfer agreement is attached hereto as exhibit 10.2.

about Mobicard ( www.freemobicard.com )

C2A MobiCard® is a cloud-based mobile business card that allows you to share contact information, social media and multimedia content like no traditional paper business card ever could.
•	Create new leads.
•	Share all of your personal and social media information instantly.
•	Share videos and multi-media.
•	Create custom links to external websites.
•	Know who and when someone is interested in your product or service, with instant alerts.
•	Know who and when someone refers your card.
•	Personalized audio message that can be updated from your card, instantly.
•	MobiCard® can be saved as a homescreen icon, or to your contacts as a VCF.

ITEM 5.02  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Officer Compensation

Commencing June 1, 2015, the Company pays Christopher Esposito, Company CEO and Director, and Scott Milbury, Company President and Director, each $7,500 per month in compensation that will increase to $11,250 per month commencing 9/11/15.

On July 17, 2015, the Company hired Dana Laing as the Company CTO at an annual salary of $65,000 per year.

None of the foregoing arrangements have written agreements.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

10.1	PFN asset sale agreement
10.2	C2A Mobicard asset transfer agreement

SIGNATURES

PEER TO PEER NETWORK
Date:	September 16, 2015	/s/ Christopher Esposito
Christopher Esposito
Chief Executive Officer